Exhibit 3.1

AMENDMENT TO BYLAWS

OF

WMI HOLDINGS CORP.

This Amendment to Bylaws is made to the Amended and Restated Bylaws of WMI Holdings Corp. adopted on March 19, 2012 (the “Bylaws”).

Article II of the Bylaws is amended to add a new Section 2.13 as follows:

2.13	Advance Notice by Shareholders of Nominations and Proposals of Business.

(a) Nominations of persons for election to the Board and proposals of business to be transacted by the shareholders may be made at an annual meeting of shareholders, (or in the case of election of directors, at a special meeting of shareholders held in lieu of an annual meeting) (i) pursuant to the Corporation’s proxy materials with respect to such meeting (or any supplement thereto), (ii) by or at the direction of the Board, or (iii) by any shareholder of the Corporation who is a shareholder of record at the time of the giving of the notice required in Section 2.13(b), who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 2.13. The foregoing clause (iii) shall be the exclusive means for a shareholder to make nominations or propose business (other than matters included in the Corporation’s proxy materials pursuant to Rule 14a-8 or Rule 14a-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) at a meeting of shareholders.

(b) In order to assure that shareholders and the Corporation have a reasonable opportunity to consider nominations and other business proposed to be brought before a meeting of shareholders and to allow for full information to be distributed to shareholders, a shareholder properly may bring nominations or other business before an annual meeting of shareholders only if (i) the shareholder has given timely notice thereof in writing to the Secretary of the Corporation, and (ii) any such business is a proper matter for shareholder action under the Washington Business Corporation Act. To be timely, a shareholder’s notice must be received by the Secretary at the principal executive offices of the Corporation not less than ninety (90) or more than one-hundred twenty (120) days prior to the one-year anniversary of the date on which the Corporation’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders; provided, however, that, subject to the last sentence of this subsection (b), if the meeting is convened more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be received not later than the close of business on the later of the ninetieth day before such annual meeting, and the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or postponement of an annual meeting for which notice has been given commence a new time period (or extend any time period) for the giving of a shareholder’s notice.

(c) Such shareholder’s notice shall set forth:

(i) if such notice pertains to the nomination of directors, as to each person whom the shareholder proposes to nominate for election or reelection as a director (A) all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominee as a director in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act, and (B) such person’s written consent to serve as a director if elected;

(ii) as to any business that the shareholder proposes to bring before the meeting, a brief description of such business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the Charter or Bylaws of the Corporation, the text of such amendment), the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “party”): (A) the name and address of each such party; (B) the number of shares of the Corporation that are owned, directly or indirectly, beneficially and of record by each such party, (C) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares, regardless of whether settled in shares or cash) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, such shareholder or beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of the Corporation’s capital stock, or increase or decrease the voting power of the shareholder or beneficial owner with respect to shares of stock of the Corporation, including the notional number of shares that are the subject of such agreement, arrangement or understanding, (D) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which any such party has a right to vote, directly or indirectly, any shares of the Corporation, (E) a description of any agreement, arrangement or understanding (whether or not in writing) between or among such shareholder or beneficial owner and any other person relating to acquiring, holding, voting or disposing of any shares of the Corporation, including the number of shares that are the subject of such agreement, arrangement or understanding, (which information shall be supplemented by such shareholder or such beneficial owner, as the case may be, not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date); and (F) any other information relating to each such party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Section 14 of the Exchange Act. The information required by this subsection (iii) shall be updated through the date of the meeting to reflect any material changes in such positions.

The requirements of this Section 2.13 shall apply to any nomination or other business to be brought before an annual meeting by a shareholder, whether such business to be included in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or presented to shareholders by means of an independently financed proxy solicitation or otherwise.

(d) Except as provided in Section 2.13(g) below, a person shall not be eligible for election or reelection as a director at an annual meeting unless (i) the person is nominated by a shareholder in accordance with this Section 2.13 or (ii) the person is nominated by or at the direction of the Board. Except as provided in Section 2.13(g) below, only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.13.

2 – AMENDMENT TO BYLAWS

The chair of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for shareholder action at the meeting and shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.13, if the Shareholder (or a qualified representative of the Shareholder) proposing a nominee for director or business to be conducted at a meeting does not appear at the meeting of shareholders of the Corporation to present such nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(e) For purposes of this Section 2.13, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

(f) Notwithstanding the foregoing provisions of this Section 2.13, a Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2.13.

(g) Nothing in this Section 2.13 shall be deemed to affect any rights of shareholders to request (i) inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) inclusion of nominees in the Corporation’s proxy statement pursuant to Rule 14a-11 under the Exchange Act. Subject to Rule 14a-8 and Rule 14a-11 under the Exchange Act, nothing in these Bylaws shall be construed to permit any shareholder, or give any shareholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of a director or directors or any other business proposal.

This Amendment to Bylaws was adopted by the board of directors of WMI Holdings Corp. on April 1, 2013.

/s/ Charles Edward Smith
Charles Edward Smith, Secretary

3 – AMENDMENT TO BYLAWS